RICH PHARMACUETICALS, INC.

2013 EQUITY INCENTIVE PLAN AMENDMENT

October 6, 2014

WHEREAS, Rich Pharmaceuticals, Inc., a Nevada corporation (the "Corporation"), has adopted the 2013 Equity Incentive Plan (the “2013 Plan”) and reserved 60,004,800 shares of the Corporation's common stock (the "Shares") under the 2013 Plan;

WHEREAS, pursuant to the terms of the Plan, the Board of Directors approved an amendment to the 2013 Plan to (i) increase the amount of shares reserved for issuance by 30,000,000 Shares for a total of 90,004,800 Shares; and (ii) modify the definition of Fair Market Value;

NOW, THEREFORE, the 2013 Plan is hereby amended to provide that (i) the total number of Shares reserved for issuance under the 2013 Plan is 90,004,800; and (ii) the definition of “Fair Market Value” in the Appendix shall be deleted in its entirety and replaced with the following:

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                                                       (i)            If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                                                     (ii)            If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                                                    (iii)            If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate including the pricing of any recent capital raising the company has completed or is proposed to complete.

By: /s/ Ben Chang

Ben Chang, CEO